INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors and Shareholders
of RxElite, Inc.
Meridian, Idaho

We hereby consent to the use in this Registration Statement of RxElite, Inc. on Form S-1, of our report, dated May 23, 2007, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, for the year ended December 31, 2006, and to all other references to our firm included in this Registration Statement on Form S-1.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
March 12, 2008